Exhibit: 10.11.3

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                            STOCK PURCHASE AGREEMENT

                                      AMONG

                                GAS ENERGY INC.,

                          GAS ENERGY COGENERATION INC.,

                         THE BROOKLYN UNION GAS COMPANY,

                           CALPINE EASTERN CORPORATION

                                       AND

                               CALPINE CORPORATION


DATED:  AUGUST 22, 1997

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
                                TABLE OF CONTENTS


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Introduction.........................................................................         1

                                    ARTICLE I

                           PURCHASE AND SALE OF STOCK

1.1. Purchase and Sale ...............................................................        1
1.2. Purchase Price and Adjustments ..................................................        1
1.3. Closing .........................................................................        2

                                   ARTICLE II

                         REPRESENTATIONS AND WARRANTIES

2.1. Representations and Warranties Relating to the Seller ...........................        2
(a)  Title to Shares .................................................................        3
(b)  Organization and Standing of the Seller .........................................        3
(c)  Authority; Binding Agreement ....................................................        3
(d)  Conflicts; Consents .............................................................        3
(e)  Brokers .........................................................................        3

2.2. Representations and Warranties Relating to the Companies, the
     Subsidiaries and the Partnerships ...............................................        4
(a)  Organization, Standing and Power ................................................        4
(b)  Authority; Binding Agreement ....................................................        5
(c)  Capitalization; Equity Interests ................................................        5
(d)  Conflicts; Consents .............................................................        6
(e)  Financial Information ...........................................................        7
(f)  Absence of Changes ..............................................................        8
(g)  Tax Matters .....................................................................       11
(h)  Assets, Property and Related Matters ............................................       11
(i)  Patents, Trademarks and Similar Rights ..........................................       12
(j)  Insurance .......................................................................       12
(k)  Agreements, Etc .................................................................       12
(l)  Litigation, Etc .................................................................       13
(m)  Compliance; Governmental Authorizations .........................................       13
(n)  Labor Relations; Employees ......................................................       14
(o)  Related Party Transactions ......................................................       15
(p)  Utility Regulation ..............................................................       15
(q)  Investment Company Act ..........................................................       15
2.3. Representations and Warranties by the Purchaser .................................       16
(a)  Organization, Standing and Power ................................................       16
(b)  Authority; Binding Agreement ....................................................       16
(c)  Conflicts; Consents .............................................................       17
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(d)   Regulatory Status ...............................................................       14
(e)   Brokers .........................................................................       14
(f)   Investment Representations ......................................................       17
(g)   Seller's Representations and Warranties .........................................       15


                                   ARTICLE III

                              ADDITIONAL AGREEMENTS


3.1.  Expenses, Taxes .................................................................       15
3.2.  Conduct of Business .............................................................       18
3.3.  Further Assurances ..............................................................       18
3.4.  Access and Information ..........................................................       16
3.5.  Public Announcements ............................................................       19
3.6.  Taxes ...........................................................................       19
3.7.  Employees of the Companies ......................................................       17
3.8.  Divestiture of Certain Assets and Subsidiaries ..................................       17
3.9.  PUT RIGHT .......................................................................       20
3.10. Corporate Name Change ...........................................................       21



                                   ARTICLE IV

                               CLOSING CONDITIONS


4.1.  Conditions of Obligations of the Purchaser ......................................       21
(a)   Representations and Warranties ..................................................       18
(b)   Certificates ....................................................................       18
(c)   Consents and Waivers ............................................................       18
(d)   Opinions of Counsel .............................................................       22
(e)   Joint Litigants' Agreement ......................................................       22
(f)   Share Certificates and Corporate Records ........................................       22
(G)   LEGAL BAR .......................................................................       23
(H)   RESIGNATIONS ....................................................................       18
(I)   AMENDMENT OF TBG BALANCING AGREEMENT ............................................       18
(J)   ALLOCATION ......................................................................       23
(K)   AGREEMENTS ......................................................................       23


4.2.  Conditions of Obligations of the Seller .........................................       23
(a)   Representations and Warranties ..................................................       23
(b)   Certificate .....................................................................       23
(c)   Consents and Waivers ............................................................       23
(d)   Opinion of Counsel ..............................................................       24
(e)   Joint Litigants' Agreement ......................................................       24
(f)   Purchase Price ..................................................................       24
(g)   LEGAL BAR .......................................................................       24
(h)   AMENDMENT OF TBG BALANCING AGREEMENT ............................................       24
(i)   ALLOCATION ......................................................................       24

                                    ARTICLE V

                                    INDEMNITY
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5.1.  GENERAL .........................................................................       25
5.2.  KIAC Construction Disputes ......................................................       25
5.3.  Notices .........................................................................       27
5.4.  Insurance and Tax Benefits ......................................................       27



                                   ARTICLE VI

                                  MISCELLANEOUS


6.1.  Entire Agreement ................................................................       27
6.2.  Aggregate Liability .............................................................       27
6.3.  Termination .....................................................................       27
6.4.  Descriptive Headings; Certain Interpretations ...................................       28
6.5.  Notices .........................................................................       29
6.6.  Counterparts ....................................................................       32
6.7.  Survival ........................................................................       32
6.8.  Benefits of Agreement ...........................................................       32
6.9.  Amendments and Waivers ..........................................................       32
6.10. Assignment ......................................................................       33
6.11. Guarantee .......................................................................       33
6.12.  Governing Law ..................................................................       33
6.13.  Consent to Jurisdiction ........................................................       33

Schedules
1.2       Sample Net Working Capital Statement
2.2(a)-1  Current Subsidiaries
2.2(a)-2  Subsidiaries
2.2(a)-3 Partnerships; GEI Partnership Interests and Partnership Agreements 2.2(a)-4 Materials Claims on GEI Partnership Interests
2.2(c)-1  Agreements Relating to the Shares
2.2(c)-2  Other Partnership Interests
2.2(c)-3  Capital Contributions
2.2(c)-4  Outstanding Guarantees
2.2(d)-1  Waivers and Consents
2.2(d)-2  Governmental Approvals
2.2(e)    Financial Statements
2.2(f)    Absence of Changes
2.2(g)    Tax Matters
2.2(h)-1  Material Claims
2.2(h)-2  Real Property
2.2(h)-3  Personal Property
2.2(j)    Insurance
2.2(k)-1  Certain Agreements
2.2(k)-2  Defaults
2.2(l)-1  Litigation
2.2(l)-2  Judgments
2.2(m)-1  Governmental Compliance
2.2(m)-2  Exceptions to Licenses and Permits
2.2(m)-3  Licenses and Permits
2.2(n)-1  Labor Relations
2.2(n)-2  Employee Plans
2.2(o)    Related Party Transactions
2.2(p)    Utility Regulation
3.8-1     Divested Assets
3.8-2     Assumed Liabilities
5.2(a)    KIAC Construction Contracts

Exhibits

A    Form of Joint Litigants' Agreement
B-1 Form of Opinion of Cullen and Dykman (with respect to The Brooklyn Union Gas Company)
B-2 Form of Opinion of Cullen and Dykman (with respect to Gas Energy Inc. and Gas Energy Cogeneration Inc.)
B-3  Form of Opinion of Howard, Darby & Levin
C-1  Form of Opinion of Joseph E. Ronan, Jr., Esq.
C-2  Form of Opinion of Washburn, Briscoe & McCarthy

               STOCK PURCHASE AGREEMENT, dated August 22, 1997, among Gas Energy Inc., a New York corporation ("GEI"), Gas Energy Cogeneration Inc., a Delaware corporation ("GECI," and together with GEI, the "Companies"), The Brooklyn Union Gas Company, a New York corporation (the "Seller"), Calpine Eastern Corporation, a Delaware corporation (the "Purchaser"), and Calpine Corporation, a Delaware corporation (the "Guarantor").

                                  Introduction

               The Seller owns all of the issued and outstanding shares of capital stock of each of the Companies (the "Shares"). Subject to the terms and conditions of this Agreement, the Seller desires to sell to the Purchaser, and the Purchaser desires to purchase from the Seller, all of the Shares.

               In consideration of the mutual benefits to be derived from this Agreement and of the representations, warranties, conditions, agreements and promises contained herein and other good and valuable consideration, the parties agree as follows:


                                   ARTICLE I

                           PURCHASE AND SALE OF STOCK


               1.1. Purchase and Sale. Subject to the terms and conditions set forth herein, on the Closing Date (as defined in Section 1.3), the Seller shall sell and deliver to the Purchaser all of the Shares and the Purchaser shall purchase the Shares from the Seller.

               1.2. Purchase Price and Adjustments. (a) The purchase price (the "Purchase Price") for the Shares shall be cash in the amount of $102,500,000 (of which $102,400,000 shall be consideration for the Shares and $100,000 shall be consideration for the put option set forth in Section 3.9), subject to adjustment in accordance with paragraph (b) below and subject to further adjustment pursuant to Section 4.1(c) and (i) and Section 4.2(c) and (h), payable by wire transfer in immediately available funds, to one or more bank accounts of the Seller. Such bank accounts shall be designated by the Seller in writing not later than two business days prior to the Closing Date.

               (b) (i) Within ten business days after the Closing Date, the Seller shall deliver to the Purchaser a statement (the "Net Working Capital Statement") setting forth the Net Working Capital of the Companies as of the earlier of (x) the Closing Date and (y) September 30, 1997 (the "Final Net Working Capital"), prepared by a Vice President of the Seller. The Net Working Capital Statement shall be subject to the review and approval of the Purchaser within 15 business days of receipt thereof. The Seller and its representatives and agents shall have access to the Companies and the Subsidiaries (as defined in Section 2.2(a)(ii)) and their respective officers, counsel, auditors, books and records to verify the amounts set forth in the Net Working Capital Statement. As used in this Section 1.2, "Net Working Capital" means the excess of (i) the sum of the Companies' (A) cash and cash equivalents, (B) receivables (trade and affiliated partnership), (C) oil inventory, (D) advances (on behalf of TBG Cogen Partners) and (E) prepayments over (ii) the sum of the Companies'
(A) accounts payable and accrued liabilities (third party and parent company) and (B) secured loans; provided, however, that, except as set forth in Section 5.2(b), the amounts described in items (A) and (B) of clause (i) shall not include any cash or cash equivalents resulting from, or any receivables related to, any distributions made or declared by any of the Partnerships (as defined in Section 2.2(a)(iii)) in respect of the GEI Partnership Interests (as defined in
Section 2.2(a)(iii)) on or after July 1, 1997, and such cash, cash equivalents and receivables shall not be included in the calculation of Net Working Capital.

               (ii) The Net Working Capital Statement shall be prepared in accordance with generally accepted accounting principles applied on a basis consistent with the Companies' balance sheet at September 30, 1996 included as part of Schedule 2.2(e). A sample Net Working Capital Statement is set forth on
Schedule 1.2.

               (iii) If the Final Net Working Capital as set forth in the Net Working Capital Statement exceeds zero dollars (the "Base Net Working Capital"), the Purchase Price shall be increased by the amount of such excess and the Purchaser shall, within five business days of approval by the Purchaser of the Net Working Capital Statement, pay to the Seller an amount equal to such excess by wire transfer in immediately available funds to an account designated by the Seller for that purpose. If the Base Net Working Capital exceeds the Final Net Working Capital as set forth in the Final Net Working Capital Statement, the Purchase Price shall be decreased by the amount of such excess and the Seller shall, within five business days of approval by the Purchaser of the Net Working Capital Statement, pay to the Purchaser an amount equal to such excess by wire transfer in immediately available funds to an account designated by the Purchaser for that purpose.

               1.3. Closing. The closing (the "Closing") for the consummation of the transactions contemplated by this Agreement shall take place at the offices of Howard, Darby & Levin, 1330 Avenue of the Americas, New York, New York 10019, or such other place as the Seller and the Purchaser shall agree, at 10:00 a.m. (New York City time) on the later of September 30, 1997 and the date on which all conditions set forth in Article IV shall have been satisfied or waived, or such other date and time agreed to by the Seller and the Purchaser (such date of the Closing being herein called the "Closing Date").


                                   ARTICLE II

                         REPRESENTATIONS AND WARRANTIES

               2.1. Representations and Warranties Relating to the Seller. The Seller represents and warrants to the Purchaser as follows:

               (a) Title to Shares. The Seller is the lawful owner, of record and beneficially, of the Shares and has, and will transfer to the Purchaser at the Closing, good and marketable title to the Shares, free and clear of all security interests, liens, pledges, charges, escrows, options, rights of first refusal, mortgages, indentures, security agreements or other encumbrances (each, a "Claim," and collectively, "Claims"), and with no restriction on, or agreement relating to, the voting rights and the other incidents of record and beneficial ownership pertaining to the Shares.

               (b) Organization and Standing of the Seller. The Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of New York.

               (c) Authority; Binding Agreement. The Seller has full corporate power and authority to execute and deliver this Agreement and the Joint Litigants' Agreement, in substantially the form of Exhibit A (the "Joint Litigants' Agreement"), and to perform its obligations hereunder and thereunder. This Agreement has been duly authorized, executed and delivered by the Seller and is the valid and binding obligation of the Seller, enforceable against the Seller in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws of general applicability relating to or affecting creditors' rights and to general equity principles. The Joint Litigants' Agreement has been duly authorized by the Seller, and, upon the Seller's due execution and delivery thereof, will be the valid and binding obligation of the Seller, enforceable against the Seller in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws of general applicability relating to or affecting creditors' rights and to general equity principles.

               (d) Conflicts; Consents. Neither the execution and delivery of this Agreement or the Joint Litigants' Agreement, the consummation of the transactions contemplated hereby or thereby nor compliance by the Seller with any of the provisions hereof or thereof will (i) conflict with or result in a breach of the charter, by-laws or other constitutive documents of the Seller,
(ii) conflict with or result in a default (or give rise to any right of termination, cancellation or acceleration) under any of the provisions of any material agreement binding upon the Seller, or (iii) violate any law or statute or, to the knowledge of the Seller, any rule or regulation or order, writ, injunction or decree applicable to the Seller or the Seller's properties or assets. Except for compliance with any applicable requirements under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "HSR Act") and except as set forth in Schedule 2.2(d)-2, no consent or approval by, or any notification of or filing with, any governmental authority or body is required in connection with the execution, delivery and performance by the Seller of this Agreement or the Joint Litigants' Agreement or the consummation of the transactions contemplated hereby or thereby.

               (e) Brokers. No agent, broker, investment banker or any other person, firm, corporation, partnership, joint venture, association or other entity (governmental or private) (each, a "Person" and collectively, "Persons") acting on behalf of the Seller or under the authority of the Seller is or will be entitled to any broker's or finder's fee or any other commission or similar fee directly or indirectly from any of the parties hereto in connection with any of the transactions contemplated hereby, except for Donaldson, Lufkin & Jenrette Securities Corporation ("DLJ").

               2.2. Representations and Warranties Relating to the Companies, the Subsidiaries and the Partnerships. Subject to Section 6.4, the Seller represents and warrants to the Purchaser as follows:

               (a) Organization, Standing and Power. (i) GEI is a corporation duly organized, validly existing and in good standing under the laws of the State of New York, and GECI is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Each of the Companies has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted and is duly qualified to do business and is in good standing in the State of New York and in each other jurisdiction in which such qualification is necessary because of the property owned, leased or operated by it or because of the nature of its business as now being conducted, except in those jurisdictions where the failure to be so qualified would not have a material adverse effect on the financial condition, business or results of operations of the Companies and the Subsidiaries, individually or taken as a whole (a "Material Adverse Effect").

                      (ii) Schedule 2.2(a)-1 hereto contains a true and complete list of all corporations or limited liability companies of which either of the Companies owns, directly or indirectly, any shares of capital stock or member interests together with a description of the type and amount of such capital stock or interests outstanding on the date hereof. Schedule 2.2(a)-2 hereto contains a list of all such corporations and limited liability companies other than corporations to be divested on or before the Closing Date and listed on
Schedule 3.8-1 hereto (all such corporations and limited liability companies listed on Schedule 2.2(a)-2, the "Subsidiaries"). Each of the Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation. Each of the Subsidiaries has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted and is duly qualified to do business and is in good standing in the State of New York and in each other jurisdiction in which such qualification is necessary because of the property owned, leased or operated by it or because of the nature of its business as now being conducted, except in those jurisdictions where the failure to be so qualified would not have a Material Adverse Effect. All of the outstanding capital stock of the Subsidiaries (the "Subsidiaries' Shares") have been validly issued and are fully paid and nonassessable and are owned, of record and beneficially, by either of the Companies, one of the other Subsidiaries, or any combination thereof, free and clear of any Claim material to the financial condition, business or results of operations of the Companies and the Subsidiaries, individually or taken as a whole (a "Material Claim").

                      (iii) Schedule 2.2(a)-3 hereto contains a true and complete list of all partnerships in which the Subsidiaries own, directly and indirectly, any partnership interests (the "Partnerships"), together with a description of the type and amount of such interest (the "GEI Partnership Interests"), and the owners thereof, and a list of all joint venture or partnership agreements pursuant to which the Partnerships were formed and all other written agreements between or among any of the Subsidiaries and the partners in the Partnerships in their capacity as partners (collectively, the "Partnership Agreements"). The Companies have provided the Purchaser with access to true and correct copies of the Partnership Agreements. Each of KIAC Partners, EnergyPro Construction Partners, Nissequogue Cogen Partners and TBG Cogen Partners (collectively, the "General Partnerships") and, to the knowledge of the Seller, Lockport Energy Associates, L.P. ("Lockport"), is a partnership duly organized and validly existing under the laws of the jurisdiction of its organization and has all requisite partnership power and authority to own, lease and operate its properties and to carry on its business as now being conducted. The GEI Partnership Interests are owned, of record and beneficially, by one or more of the Subsidiaries and, except as set forth on Schedule 2.2(a)-4, are free and clear of any Material Claim.

               (iv) Except for the Subsidiaries' Shares, shares of capital stock of the corporations listed on Schedule 3.8-1 and the GEI Partnership Interests, neither of the Companies nor any Subsidiary owns, directly or indirectly, any shares of capital stock or securities convertible into capital stock of, or any partnership or other equity interest in, any Person.

               (b) Authority; Binding Agreement. Each of the Companies has full corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement has been duly authorized, executed and delivered by each of the Companies and is the valid and binding obligation of the Companies, enforceable against the Companies in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws of general applicability relating to or affecting creditors' rights and to general equity principles.

               (c) Capitalization; Equity Interests. (i) Except for the Shares and the Subsidiaries' Shares, there are no other shares of capital or other equity securities of either of the Companies or any of the Subsidiaries issued or outstanding. All of the Shares and the Subsidiaries' Shares are validly issued and outstanding, fully paid and nonassessable. No Person is entitled to any preemptive or similar rights with respect to the Shares or the Subsidiaries' Shares. There are no rights to acquire or options, warrants, call agreements, convertible securities or other commitments to issue, exchange or acquire, directly or indirectly, any unissued or treasury shares of capital stock or other securities of either of the Companies or any of the Subsidiaries, and no other securities of either of the Companies or any of the Subsidiaries are reserved for issuance for any purpose. Except as set forth on

Schedule 2.2(c)-1, there are no agreements to which the Seller or either of the Companies or any of the Subsidiaries is a party or by which the Seller, either of the Companies or any of the Subsidiaries is bound relating to the Shares or any shares of capital stock or other securities or equity interests of either of the Companies or any of the Subsidiaries, whether or not outstanding.

                      (ii) To the knowledge of the Seller, Schedule 2.2(c)-2 sets forth a true and complete list of all Persons other than the Subsidiaries that own any partnership interest in any of the Partnerships, together with a description of the type and amount of such interest (the "Other Partnership Interests"). To the knowledge of the Seller, other than the GEI Partnership Interests and the Other Partnership Interests, there are no outstanding partnership or other equity interests in any Partnership. The GEI Partnership Interests in the General Partnerships and, to the knowledge of the Seller, in Lockport, have been validly created and are validly existing and outstanding pursuant to applicable law and agreement (including the applicable Partnership Agreements). Except as set forth in Schedule 2.2(c)-3, all capital contributions, loans and other advances that are required to have been made by either of the Companies or any Subsidiary to or on behalf of any Partnership on or before the date hereof under any applicable contract, agreement or other instrument listed on Schedule 2.2(k) have been indefeasibly made in full, and neither of the Companies has any current obligation to make a capital contribution, loan or other advance to or on behalf of any Partnership under any such contract, agreement or other instrument. No Person holds any outstanding rights to acquire or options, warrants, call agreements, convertible securities or other commitments to issue, exchange or acquire, directly or indirectly, any unissued partnership interests in any of the General Partnerships or, to the knowledge of the Seller, in Lockport. Except as set forth on Schedule 2.2(a)-3 and 2.2(k), there are no agreements to which the Seller or either of the Companies or any of the Subsidiaries is a party or by which the Seller, either of the Companies or any of the Subsidiaries is bound relating to the GEI Partnership Interests or any partnership or other equity interest of any of the Partnerships, whether or not outstanding.

                      (iii) Except as set forth in Schedule 2.2(c)-4, none of the Seller, the Companies or the Subsidiaries has any outstanding obligation to guarantee or otherwise provide credit support of any of the obligations of either of the Companies, any of the Subsidiaries or any of the Partnerships, or has any outstanding obligation to fund, support, guarantee or otherwise backstop any liability or obligation, contingent or otherwise, of either of the Companies, any of the Subsidiaries or any of the Partnerships.

                      (iv) No Subsidiary listed on Schedule 2.2(a)-2 that is a partner in a Partnership owns any assets other than its respective GEI Partnership Interest in such Partnership.

                      (v) Within the past three years, the Companies, the Subsidiaries, the General Partnerships and, to the knowledge of the Seller, Lockport, have not engaged in any material business activities other than those that relate to or arise out of (A) the development, construction and operation of the projects owned by the Partnerships, (B) the provision of fuel management services and (C) the operations of the corporations listed on Schedule 3.8-1.

               (d) Conflicts; Consents. Neither the execution and delivery of this Agreement, the consummation of the transactions contemplated hereby nor compliance by the Seller or either of Companies with any of the provisions hereof will (i) conflict with or result in a breach of, or require any consent or approval under, the charter, by-laws, Partnership Agreement or other constitutive documents, as applicable, of either of the Companies, any of the Subsidiaries, any of the General Partnerships or, to the knowledge of the Seller, Lockport, except for any such conflict, breach or requirement with respect to which requisite waivers, consents or approvals shall be obtained before the Closing (which waivers, consents and approvals are set forth in Schedule 2.2(d)-1), (ii) conflict with or result in a default (or give rise to any right of termination, cancellation or acceleration), or require any consent or approval, under any of the provisions of any contract, agreement or other instrument referred to in Section 2.2(k) and Schedule 2.2(k), except for any such conflict, breach, default or requirement which would not have a Material Adverse Effect or as to which requisite waivers, consents or approvals shall be obtained before the Closing (which waivers, consents and approvals are set forth in Schedule 2.2(d)-1), (iii) violate any law or statute or, to the knowledge of the Seller, any rule or regulation or order, writ, injunction or decree applicable to either of the Companies, any of the Subsidiaries, any of the General Partnerships or, to the knowledge of the Seller, Lockport, or the properties or assets of the Companies, any of the Subsidiaries, any of the General Partnerships or, to the knowledge of the Seller, Lockport, or (iv) result in the creation or imposition of any Material Claim on the Shares, the Subsidiaries' Shares or the GEI Partnership Interests, or on the properties or assets of the Companies, any of the Subsidiaries, or any of the Partnerships. Except for compliance with any applicable requirements under the HSR Act and except as set forth in Schedule 2.2(d)-2, no consent or approval by, or any notification of or filing with, any governmental authority or body is required in connection with the execution, delivery and performance by either of the Companies of this Agreement or the consummation of the transactions contemplated hereby.

               (e) Financial Information. The following financial statements are attached hereto as Schedule 2.2(e) (the "Financial Statements"):

                      (i) The consolidated audited balance sheets of the
               Companies at September 30, 1994, September 30, 1995 and September 30, 1996 and the related statements of income and cash flows for the twelve months ended September 30, 1994, September 30, 1995 and September 30, 1996;

                      (ii) The consolidated unaudited balance sheet of the
               Companies at June 30, 1997 and the related statements of income and cash flows for the nine months ended June 30, 1997;

                      (iii) The consolidated unaudited balance sheet of the
               Companies at June 30, 1997 as adjusted to eliminate the effect of the Divested Assets (as defined in Section 3.8) and the Assumed Liabilities (as defined in Section 3.8);

                      (iv) The audited balance sheets of each of the
               Partnerships for their three most recent fiscal years and the related statements of income and cash flows for the periods then ended; and

                      (v) The unaudited balance sheet of each of the
               Partnerships at June 30, 1997 and the related statements of income and cash flows for the relevant period then ended.

The audited Financial Statements have been prepared in conformity with generally accepted accounting principles applied on a basis consistent with prior periods (except as indicated therein). The unaudited Financial Statements have been prepared in all material respects in conformity with generally accepted accounting principles on a basis consistent with prior periods (except that such Financial Statements contain no notes thereto and except as otherwise indicated therein). Each of the balance sheets of the Companies, the General Partnerships and, to the knowledge of the Seller, Lockport, as at the applicable date set forth above, presents fairly, in all material respects, the financial position of the Companies, the General Partnerships and, to the knowledge of the Seller, Lockport, and each of the related statements of income and cash flows for the specified period then ended presents fairly, in all material respects, the results of operations of the Companies, the General Partnerships and, to the knowledge of the Seller, Lockport, for the period then ended (subject, with respect to statements of income and cash flows relating to periods of less than twelve months, to normal year-end audit adjustments). There were no obligations or liabilities (whether absolute, accrued, contingent or otherwise, and whether due or to become due) incurred by the Companies, the Subsidiaries, the General Partnerships or, to the knowledge of the Seller, Lockport, which (x) were required to be shown or provided for, in accordance with generally accepted accounting principles, but were not shown or provided for, on the balance sheets forming a part of the Financial Statements of the Companies, any of the General Partnerships or, to the knowledge of the Seller, Lockport or (y) in the case of unaudited Financial Statements where notes are not required, are not listed on
Schedule 2.2(f).

               (f) Absence of Changes. Except as set forth in Schedule 2.2(f), since June 30, 1997, each of the Companies, the Subsidiaries, the General Partnerships and, to the knowledge of the Seller, Lockport, has been operated in the ordinary course and there has not been:

                      (i) any obligation or liability (whether absolute,
               accrued, contingent or otherwise, and whether due or to become due) incurred by either of the Companies, any of the Subsidiaries, any of the General Partnerships or, to the knowledge of the Seller, Lockport, other than current obligations and liabilities incurred in the ordinary course of business;

                      (ii) any payment, discharge or satisfaction of any Claim
               of either of the Companies, any of the Subsidiaries, any of the General Partnerships or, to the knowledge of the Seller, Lockport, except in the ordinary course of business and consistent with past practice;

                      (iii) any declaration, setting aside or payment of any
               dividend or other distribution with respect to the

               Shares or any shares of capital stock of any of the Subsidiaries or any distribution by any of the Partnerships with respect to the GEI Partnership Interests, or any direct or indirect redemption, purchase or other acquisition of any such shares or partnership interests, or any split, subdivision or reclassification of such shares or, to the knowledge of the Seller, such partnership interests;

                      (iv) any issuance or sale, or any contract entered into
               for the issuance or sale, of any shares of capital stock of either of the Companies or any of the Subsidiaries or, to the knowledge of the Seller, of any partnership or other equity interests in any of the General Partnerships or, to the knowledge of the Seller, Lockport, or securities convertible into or exercisable for shares of capital stock of either of the Companies or any of the Subsidiaries or for such partnership or other equity interests in the General Partnerships or, to the knowledge of the Seller, in Lockport;

                      (v) any sale, assignment, pledge, encumbrance, transfer or other disposition of any tangible asset of either of the Companies, any of the Subsidiaries, any of the General Partnerships or, to the knowledge of the Seller, Lockport, or any sale, assignment, pledge, encumbrance, transfer or other disposition of any patents, trademarks, service marks, trade names, copyrights, licenses, know-how or any other intangible assets, except in each case under this clause (v), in the ordinary course of business;

                      (vi) any sale, assignment, pledge, encumbrance, transfer
               or other disposition of the Shares or the GEI Partnership Interests or any right to dividends or distributions with respect to the Shares or the GEI Partnership Interests;

                      (vii) any write-down of the value of any asset of either
               of the Companies, any of the Subsidiaries, any of the General Partnerships or, to the knowledge of the

               Seller, Lockport, or any write-off as uncollectible of any accounts or notes receivable or any portion thereof, of either of the Companies, any of the Subsidiaries, any of the General Partnerships or, to the knowledge of the Seller, Lockport, except to the extent such write-down or write-off is required by generally accepted accounting principles or is consistent with the historic accounting policies adhered to by the Companies, the Subsidiaries or the Partnerships, as applicable;

                      (viii) any cancellation of any debts or claims or any
               amendment, termination or waiver of any rights of value to either of the Companies, any of the Subsidiaries, any of the General Partnerships or, to the knowledge of the Seller, Lockport, except in the ordinary course of business;

                      (ix) any capital expenditure or commitment or addition to
               property, plant or equipment of (A) either of the Companies or any of the Subsidiaries in excess of $250,000 or (B) any of the General Partnerships or, to the knowledge of the Seller, Lockport, in each case in excess of $500,000;

                      (x) any general increase in the compensation of employees
               of either of the Companies or any of the Subsidiaries (including any increase pursuant to any bonus, pension, profit-sharing or other benefit or compensation plan, policy or arrangement or commitment), or any increase in any such compensation or bonus payable to any officer, shareholder, director, consultant or agent of either of the Companies or any of the Subsidiaries having an annual salary or remuneration in excess of $150,000;

                      (xi) any material damage, destruction or loss (whether or
               not covered by insurance) affecting any asset or property of either of the Companies, any of the Subsidiaries, any of the General Partnerships or, to the knowledge of the Seller, Lockport;

                      (xii) any change in the independent accountants of either
               of the Companies, any of the Subsidiaries, any of the General Partnerships or, to the knowledge of the Seller, Lockport, or in the accounting methods or practices followed by the Companies, any of the Subsidiaries, any of the General Partnerships or, to the knowledge of the Seller, Lockport, or any change in depreciation or amortization policies or rates followed by either of the Companies, any of the Subsidiaries, any of the General Partnerships or, to the knowledge of the Seller, Lockport;

                      (xiii) any liquidation, winding up, merger or
               consolidation involving any of the Companies, the Subsidiaries or the Partnerships;

                      (xiv) any commencement of any litigation by the Companies, the Subsidiaries, the General Partnerships or, to the knowledge of the Seller, Lockport;

                      (xv) any incurrence of new or additional indebtedness on
               the part of the Companies, the Subsidiaries, the General Partnerships or, to the knowledge of the Seller, Lockport, in excess of $250,000; or

                      (xvi) any agreement, whether in writing or otherwise, to
               take any of the actions specified in the foregoing items (i) through (xv).

               (g) Tax Matters. (i) Except as set forth on Schedule 2.2(g), all material Federal, state, local and foreign tax returns required to be filed by or on behalf of each of the Companies, the Subsidiaries, the General Partnerships and, to the knowledge of the Seller, Lockport, have been filed, or an extension has been filed with respect thereto, with the appropriate governmental authorities or bodies in all jurisdictions in which such returns are required to be filed. The Companies have made available to the Purchaser true and complete copies of such returns in respect of the three most recent tax years of the Companies, the Subsidiaries, the General Partnerships and, to the knowledge of the Seller, Lockport. Except as set forth on Schedule 2.2(g), all Federal, state, local and foreign income, profits, franchise, sales, use, occupation, property, excise and other taxes (including interest and penalties and withholdings of tax) due from or payable by the Companies, the Subsidiaries, the General Partnerships and, to the knowledge of the Seller, Lockport, have been paid on a timely basis or are adequately provided for on the Financial Statements, except for (A) any taxes which either of the Companies, any of the Subsidiaries or any of the Partnerships is contesting in good faith and for which adequate reserves have been established in accordance with generally accepted accounting principles and (B) any taxes the nonpayment of which would not have a Material Adverse Effect. The books and records maintained by the Companies, the Subsidiaries, the General Partnerships and, to the knowledge of the Seller, Lockport, and the balance sheets forming a part of the Financial Statements of the Companies, the Subsidiaries, the General Partnerships and, to the knowledge of the Seller, Lockport reflect, as of their respective dates and subject to adjustments consistent with generally accepted accounting principles and past practice, accrued liabilities for all taxes which are not yet due and payable, except where the failure to do so would not have a Material Adverse Effect. Each General Partnership and, to the knowledge of the Seller, Lockport, has treated itself as a partnership for Federal income tax purposes in any returns or other filings with the Internal Revenue Service (the "IRS").

               (h) Assets, Property and Related Matters. The Companies and the Subsidiaries have good title to, or a valid leasehold interest in, as applicable, all of the assets reflected on the June 30, 1997 balance sheet that forms a part of the Financial Statements referred to in Section 2.2(e)(ii), free and clear of all Material Claims, except as set forth on Schedule 2.2(h)-1. Such assets constitute all of the properties, assets, interests and rights necessary to continue to operate the respective businesses of the Companies and the Subsidiaries consistent with current practice. Schedule 2.2(h)-2 contains a true and complete list of all real property owned or leased by either of the Companies, any of the Subsidiaries, any of the General Partnerships or, to the knowledge of the Seller, Lockport. Schedule 2.2(h)-3 contains a true and complete list of all items of personal property owned by the Companies and the Subsidiaries with a book value in excess of $250,000.

               (i) Patents, Trademarks and Similar Rights. None of the Companies, the Subsidiaries or, to the knowledge of the Seller, the Partnerships, owns or uses any patents, trademarks, service marks, trade names and copyrights, in each case registered or unregistered, inventions, software (including documentation and object and source code listings), know-how, trade secrets or other intellectual property rights which are material to the operation of their respective businesses.

               (j) Insurance. Schedule 2.2(j) contains a true and complete list of all insurance policies held by either of the Companies, any of the Subsidiaries, any of the General Partnerships or, to the knowledge of the Seller, Lockport. All such policies held by the Companies, the Subsidiaries, any of the General Partnerships and, to the knowledge of the Seller, Lockport, are in full force and effect and all related premiums have been paid to date. To the knowledge of the Seller, there are no pending or threatened disputes or communications with or from any insurance carrier denying or disputing any claim or regarding cancellation or nonrenewal of any such policy.

               (k) Agreements, Etc. Schedule 2.2(k)-1 contains a true and complete list of all written contracts, agreements and other instruments to which either of the Companies, any of the Subsidiaries, any of the General Partnerships or, to the knowledge of the Seller, Lockport, is a party (each in its own name and on its own behalf) or by which any of them is bound relating to commitments (contingent or otherwise) in excess of $250,000. Except as set forth on Schedule 2.2(k)-2, none of the Companies, the Subsidiaries, the General Partnerships or, to the knowledge of the Seller, Lockport, is in default under any such contract, agreement or instrument where such default would, singly or in the aggregate with defaults under other contracts, agreements or instruments, have a Material Adverse Effect nor, to the knowledge of the Seller, is any party to any such contract, agreement or instrument currently threatening or proposing a termination thereof, where such termination would, singly or in the aggregate with terminations under other contracts, agreements or instruments, have a Material Adverse Effect. The Companies have provided the Purchaser with access to a true and correct copy of each such contract, agreement and instrument. All such contracts, agreements and instruments with the Companies, the Subsidiaries, the General Partnerships and, to the knowledge of the Seller, Lockport, are in full force and effect and are the valid and binding obligations of the applicable Company, Subsidiary or General Partnership or, to the knowledge of the Seller, Lockport, enforceable against the applicable Company, Subsidiary or General Partnership or, to the knowledge of the Seller, Lockport, in accordance with their respective terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws of general applicability relating to or affecting creditors' rights and to general equity principles.

               (l) Litigation, Etc. Except as set forth on Schedule 2.2(l)-1, there are no pending lawsuits, actions, claims, investigations or legal or administrative or arbitration proceedings in respect of either of the Companies, any of the Subsidiaries, any of the General Partnerships or, to the knowledge of the Seller, Lockport, and, to the knowledge of the Seller, no such lawsuits, actions, claims, investigations or proceedings are threatened, whether at law or in equity, or before or by any Federal, state, local, foreign or other governmental department, commission, board, bureau, agency or instrumentality, that in any such case, if determined adversely to the Companies, the Subsidiaries or the Partnerships would, individually or in the aggregate, have a Material Adverse Effect. Except as set forth on Schedule 2.2(l)-2, there are no judgments, decrees, injunctions or orders of any court, governmental department, commission, board, bureau, agency, instrumentality or arbitrator against either of the Companies, any of the Subsidiaries, any of the General Partnerships or, to the knowledge of the Seller, Lockport.

               (m) Compliance; Governmental Authorizations. Except as set forth on Schedule 2.2(m)-1, each of the Companies, the Subsidiaries and, to the knowledge of the Seller, the Partnerships is in compliance with all Federal, state, local and foreign laws and statutes and, to the knowledge of the Seller, rules, regulations, orders, writs, injunctions and decrees applicable to the Companies, the Subsidiaries and the Partnerships, including laws, statutes, rules, regulations, writs, injunctions and decrees relating to pollution, protection of the environment or Hazardous Materials (as defined below) or any other applicable environmental, health or safety statutes, ordinances, orders, rules, regulations or requirements, except where the failure to comply with which would not have a Material Adverse Effect. Except as set forth on Schedule 2.2(m)-2, each of the Companies, the Subsidiaries, the General Partnerships and, to the knowledge of the Seller, Lockport, has all Federal, state, local and foreign governmental licenses and permits necessary to conduct their respective businesses as presently being conducted, except where the failure to obtain such licenses or permits would not have a Material Adverse Effect, and each of the Companies, the Subsidiaries and, to the knowledge of the Seller, the Partnerships, is in compliance therewith in all material respects. All such licenses and permits held by the Companies, the Subsidiaries, the General Partnerships, and to the knowledge of the Seller, Lockport, are listed on
Schedule 2.2(m)-3 and are in full force and effect. The Companies, the Subsidiaries and, to the knowledge of the Seller, the Partnerships, have received, handled, used, stored, treated, shipped and disposed of all Hazardous Materials in compliance in all material respects with all applicable environmental, health and safety statutes, ordinances, orders, rules, regulations and requirements. There have been no unremedied releases of Hazardous Materials by the Companies, the Subsidiaries or, to the knowledge of the Seller, the Partnerships. None of the Companies, the Subsidiaries or, to the knowledge of the Seller, the Partnerships has received or is aware of any claim or notice of violations of any applicable environmental, health and safety statutes, ordinances, orders, rules, regulations and requirements. As used herein, "Hazardous Materials" means any substances, materials or wastes listed, defined, designated or classified as "hazardous" or "toxic" under all applicable environmental, health and safety statutes, ordinances, orders, rules, regulations and requirements.

               (n) Labor Relations; Employees. (i) Except as set forth on
Schedule 2.2(n)-1, within the last three years, none of the Companies, the Subsidiaries, the General Partnerships or, to the knowledge of the Seller, Lockport, has experienced any labor disputes with, or any work stoppages by, a group of employees due to labor disagreements and, to the knowledge of the Sellers, there is no such dispute or work stoppage threatened against either of the Companies, any of the Subsidiaries or any of the Partnerships. Except as set forth on Schedule 2.2(n)-1, none of the Companies, the Subsidiaries, the General Partnerships or, to the knowledge of the Seller, Lockport, is a party to any collective bargaining agreement or other contract or agreement with any labor organization or other representative of any of their employees.

                      (ii) Schedule 2.2(n)-2 contains a list of each pension, retirement, savings, deferred compensation, and profit-sharing plan and each stock option, stock appreciation, stock purchase, performance share, bonus or other incentive plan, severance plan, health, group insurance or other welfare plan, or other similar plan and any "employee benefit plan" within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974 ("ERISA"), under which either of the Companies or any of the Subsidiaries has any current or future obligation or liability or under which any employee or former employee (or beneficiary of any employee or former employee) of either of the Companies or any of the Subsidiaries has or may have any current or future right to benefits (the term "plan" shall include any contract, agreement, policy or understanding, each such plan being hereinafter referred to individually as a "Plan"). The Companies have caused to be delivered to the Purchaser true and complete copies of (A) each Plan, (B) the summary plan description for each Plan and (C) the latest annual report, if any, which has been filed with the IRS for each Plan. Each Plan intended to be tax qualified under Sections 401(a) and 501(a) of the Internal Revenue Code of 1986, as amended (the "Code"), has been determined by the IRS to be tax qualified under such Sections and, since such determination, no amendment to or failure to amend any such Plan adversely affects its tax qualified status. There has been no prohibited transaction within the meaning of Section 4975 of the Code and
Section 406 of Title I of ERISA with respect to any Plan.

                      (iii) No Plan that is subject to Title IV of ERISA (other than a multiemployer plan as defined in Section 4001(a)(3) of ERISA) has been completely or partially terminated or been the subject of a reportable event (as defined in Section 4043 of ERISA) as to which notices would be required to be filed with the Pension Benefit Guaranty Corporation (the "PBGC") and the PBGC has not instituted proceedings to terminate any such Plan. No termination or withdrawal (including a partial termination or partial withdrawal) with respect to a Plan has occurred that imposes on either of the Companies or any of the Subsidiaries any liability to the PBGC under Title IV of ERISA.

                      (iv) There are no lawsuits, actions, claims, investigations or legal or administrative or arbitration proceedings (other than routine claims for benefits) pending or, to the knowledge of the Seller, threatened, with respect to any Plan or the assets of any Plan that in any such case, if determined adversely with respect to such Plan or asset, would, individually or in the aggregate, have a Material Adverse Effect. With respect to each Plan, all contributions (including employee salary reduction contributions) and all material insurance premiums that have become due have been paid, and any such expense accrued but not yet due has been properly reflected in the Financial Statements, except where the failure to do so would not have a Material Adverse Effect.

               (o) Related Party Transactions. Except as set forth on Schedule 2.2(o), no director, officer or shareholder of either of the Companies or any of the Subsidiaries, or any member of the immediate family of any such Person, or any corporation, partnership, trust or other entity in which any such Person, or any member of the immediate family of any such Person, is an officer, director, trustee, partner or holder of more than 50% of the outstanding capital stock or equity interest thereof, is a party to any material transaction with either of the Companies, any of the Subsidiaries or any of the Partnerships.

               (p) Utility Regulation. Except as set forth on Schedule 2.2(p), none of the Companies, the Subsidiaries, the General Partnerships or, to the knowledge of the Seller, Lockport, is (i) an "electric utility company", a "holding company", or either a "subsidiary company" or an "affiliate" of a

"holding company" as such terms are defined in the Public Utility Holding Company Act of 1935 ("PUHCA"), (ii) subject to regulation under PUHCA (other than any such regulation contemplated by Section 9(a)(2), 32 or 33 of PUHCA),
(iii) subject to regulation as an "electric utility" or a "public utility" as such terms are defined in the Federal Power Act (other than as contemplated by 18 C.F.R. ? 292.601(c) or Section 32 or 33 of PUHCA), (iv) a wholly or partially owned subsidiary company, within the meaning of 18 C.F.R. ? 292.206 and the decisions of the Federal Energy Regulatory Commission ("FERC") interpreting such provision, of any of the types of entities listed in clauses (i) through (iii) above, inclusive, or (v) subject to regulation by any state respecting the rates of electric utilities or the financial and organizational regulation of electric utilities as those terms are used in Section 210(e) of the Public Utility Regulatory Policies Act of 1978 ("PURPA"), except with respect to participation in, or ownership of, an "exempt wholesale generator" as such term is defined in
Section 32 of PUHCA. Except as set forth on Schedule 2.2(p), not more than 50% of the ultimate ownership of the project operated by each General Partnership and, to the knowledge of the Seller, Lockport, is held by Persons primarily engaged in the generation or sale of electric power (other than electric power solely from qualifying cogeneration facilities, qualifying small power production facilities, exempt wholesale generators or foreign utilities companies (as defined in Section 33 of PUHCA)) within the meaning of the Federal Power Act. Each such project has self- certified itself to be in compliance with such requirements without objection by FERC or FERC has issued a final order stating that each such project is a facility which complies with the definition of "cogeneration facility" as set forth in 18 C.F.R. ? 292.202(c) and which meets all of the requirements for qualification set forth in 18 C.F.R. ? 292.203(b).

               (q) Investment Company Act. None of the Companies, the Subsidiaries, the General Partnerships or, to the knowledge of the Seller, Lockport, is an "investment company" or a company "controlled" by an investment company within the meaning of the Investment Company Act of 1940.

               2.3. Representations and Warranties by the Purchaser. Each of the Purchaser and the Guarantor, jointly and severally, represents and warrants to the Seller as follows:

               (a) Organization, Standing and Power. Each of the Purchaser and the Guarantor is a corporation duly organized, validly existing and in good standing under the laws of Delaware, has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted, and is duly qualified to do business and is in good standing in each jurisdiction in which such qualification is necessary because of the property owned, leased or operated by it or because of the nature of its business as now being conducted, except in those jurisdictions where the failure to be so qualified would not have a material adverse effect on the Purchaser or the Guarantor.

               (b) Authority; Binding Agreement. Each of the Purchaser and the Guarantor has full corporate power and authority to execute and deliver this Agreement and the Joint Litigants' Agreement and to perform its obligations hereunder and thereunder. This Agreement has been duly authorized, executed and delivered by each of the Purchaser and the Guarantor and is the valid and binding obligation of each of the Purchaser and the Guarantor, enforceable against the Purchaser and the Guarantor in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws of general applicability relating to or affecting creditors' rights and to general equity principles. The Joint Litigants' Agreement has been duly authorized by each of the Purchaser and the Guarantor and, upon the due execution and delivery thereof by each of the Purchaser and Guarantor, will be the valid and binding obligation of the Purchaser and the Guarantor, enforceable against the Purchaser and the Guarantor in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws of general applicability relating to or affecting creditors' rights and to general equity principles.

               (c) Conflicts; Consents. Neither the execution and delivery of this Agreement or the Joint Litigants' Agreement, the consummation of the transactions contemplated hereby or thereby nor compliance by the Purchaser and the Guarantor with any of the provisions hereof or thereof will (i) conflict with or result in a breach of the charter, by-laws or other constitutive documents of the Purchaser or the Guarantor, (ii) conflict with or result in a default (or give rise to any right of termination, cancellation or acceleration) under any of the provisions of any note, bond, lease, mortgage, indenture, license, franchise, permit, agreement or other instrument or obligation to which the Purchaser or the Guarantor is a party, or by which the Purchaser or the Guarantor or the Purchaser's or the Guarantor's properties or assets, may be bound or affected, except for such conflict, breach or default as to which requisite waivers or consents shall be obtained before the Closing, or (iii) violate any law, statute, rule or regulation or order, writ, injunction or decree applicable to the Purchaser or the Guarantor or the Purchaser's or the Guarantor's properties or assets. Except for compliance with any applicable requirements under the HSR Act, no consent or approval by, or any notification of or filing with, any governmental authority or body is required in connection with the execution, delivery and performance by the Purchaser or the Guarantor of this Agreement or the Joint Litigants' Agreement or the consummation of the transactions contemplated hereby or thereby.

               (d) Regulatory Status. Neither the Purchaser nor the Guarantor is
(i) an "electric utility company", a "holding company", or either a "subsidiary company" or an "affiliate" of a "holding company" as such terms are defined in PUHCA, (ii) subject to regulation under PUHCA (other than any such regulation contemplated by Section 9(a)(2), 32 or 33 of PUHCA), (iii) subject to regulation as an "electric utility" or a "public utility" as such terms are defined in the Federal Power Act (other than as contemplated by 18 C.F.R. Section 292.601(c) or
Section 32 or 33 of PUHCA), (iv) a wholly or partially owned subsidiary company, within the meaning of 18 C.F.R. Section 292.206 and the decisions of FERC interpreting such provision, of any of the types of entities listed in clauses
(i) through (iii) above, inclusive, (v) subject to regulation by any state respecting the rates of electric utilities or the financial and organizational regulation of electric utilities as those terms are used in Section 210(e) of PURPA, except with respect to participation in, or ownership of, an "exempt wholesale generator" as such term is defined in Section 32 of PUHCA, or (vi) a Person primarily engaged in the generation or sale of electric power (other than electric power solely from qualifying cogeneration facilities, qualifying small power production facilities, exempt wholesale generators or foreign utilities companies (as defined in Section 33 of PUHCA)) within the meaning of the Federal Power Act.

               (e) Brokers. No agent, broker, investment banker or other Person acting on behalf of the Purchaser or the Guarantor or under the authority of the Purchaser or the Guarantor is or will be entitled to any broker's or finder's fee or any other commission or similar fee directly or indirectly from any of the parties hereto in connection with any of the transactions contemplated hereby.

               (f) Investment Representations. (i) The Purchaser is an "accredited investor" within the meaning of Rule 501 under the Securities Act of 1933 (the "Securities Act");

                      (ii) the Purchaser has sufficient knowledge and experience in investing in companies similar to the Companies so as to be able to evaluate the risks and merits of its investment in the Companies and it is able financially to bear the risks thereof;

                      (iii) the Purchaser has had an opportunity to discuss the transactions contemplated by this Agreement and the Companies' business, management and financial affairs with the management of each of the Companies;

                      (iv) the Shares are being acquired by the Purchaser solely for its own account for the purpose of investment and not with a view to, or for sale in connection with, any distribution thereof within the meaning of the Securities Act; and

                      (v) the Purchaser understands that (A) the Shares have not been registered under the Securities Act, (B) the Shares must be held indefinitely unless a subsequent disposition thereof is registered under the Securities Act or is exempt from such registration and (C) each of the Companies will make a notation on its stock transfer books to such effect.

               (g) Seller's Representations and Warranties. Neither the Purchaser nor the Guarantor is aware that any of the Seller's representations and warranties herein are untrue, provided that nothing discovered (or which should have been discovered) by the Purchaser or the Guarantor in the course of its due diligence investigation of the business and affairs of the Companies, the Subsidiaries and the Partnerships will be considered a waiver of, or a reduction of the Seller's responsibility for, its representations and warranties hereunder, except with respect to inaccuracies of which the Purchaser or the Guarantor is aware and does not make known to the Seller.

                                   ARTICLE III

                              ADDITIONAL AGREEMENTS

               3.1. Expenses, Taxes. Each party hereto shall bear its own costs and expenses incurred in connection with the transactions contemplated by this Agreement, including the cost of all income, single business, sales, transfer, use, gross receipts, registration, stamp and similar taxes arising out of or in connection with the transactions contemplated by this Agreement. Without limiting the foregoing, the Seller shall pay any fee due to DLJ.

               3.2. Conduct of Business. (a) Except as set forth in Section 2.2(f) or 3.8 or Schedule 2.2(f) or 3.8 or as otherwise expressly permitted by this Agreement, or except with the prior written consent of the Purchaser, the Seller shall cause the Companies and the Subsidiaries to operate their respective businesses only in the ordinary course of business.

               (b) Without limiting the generality of the foregoing, except as set forth in Section 2.2(f) or 3.8 or Schedule 2.2(f) or 3.8 or as otherwise expressly permitted by this Agreement, or except with the prior written consent of the Purchaser, the Seller shall cause the Companies to prohibit, and the Companies shall cause the Subsidiaries and the Partnerships to prohibit, directly or indirectly, any state of affairs or action described in clauses (i) through (xvi) of Section 2.2(f), to the extent any of such matters are within the control of any of them; provided that, except as set forth in Section 5.2(b), if any of the Partnerships makes any distributions with respect to the GEI Partnership Interests on or after July 1, 1997, such distributions shall be retained by the Subsidiary or Subsidiaries receiving such distributions.

               3.3. Further Assurances. Each of the parties hereto agrees to use all commercially reasonable efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations, to consummate and make effective the transactions contemplated by this Agreement as expeditiously as practicable and to ensure that the conditions set forth in Article IV hereof are satisfied, insofar as such matters are within the control of either of them. In case at any time after the Closing Date any further action is necessary or desirable to carry out the purposes of this Agreement, each of the parties to this Agreement shall take or cause to be taken all such necessary action, including the execution and delivery of such further instruments and documents, as may be reasonably requested by either party for such purposes or otherwise to complete or perfect the transactions contemplated hereby.

               3.4. Access and Information. From the date hereof until the first to occur of the Closing Date and the termination of this Agreement, the Seller shall cause the Companies and the Subsidiaries to permit the Purchaser and its agents and representatives to have access to the Companies, the Subsidiaries and, to the extent within the control of the Companies and the Subsidiaries, the Partnerships, and their respective officers, counsel, auditors, books and records, and the opportunity to investigate the Companies', the Subsidiaries' and the Partnerships' title to property and the condition and nature of their assets, business and liabilities, in each case upon reasonable notice and during normal business hours. All information furnished by the Seller, the Companies, the Subsidiaries or the Partnerships shall be subject to the terms of the Confidentiality Agreement, dated June 13, 1997 (the "Confidentiality Agreement"), between GEI and the Guarantor.

               3.5. Public Announcements. The parties shall consult with each other before issuing, and provide each other the opportunity to review and comment upon, any press release or other public statements with respect to this Agreement or the transactions contemplated hereby and, except as may be required by applicable law or any listing agreement with any national securities exchange, will not issue any such release or make any such public statement prior to such consultation.

               3.6. Taxes. (a) The Seller shall include the income of the Companies and the Subsidiaries on the Seller's consolidated Federal income tax returns, and on each state or local income tax return required to be filed by the Seller on a consolidated basis (collectively, the "Seller Income Tax Returns"), for all periods ending on or before the Closing Date. The Seller shall pay any Federal income taxes, and the state and local income or franchise taxes related to the Seller Income Tax Returns, attributable to the Companies and the Subsidiaries for such periods. The Purchaser shall cause the Companies and the Subsidiaries to furnish tax information to the Seller for inclusion in the Seller Income Tax Returns for the period which includes the Closing Date in a manner consistent with the Companies' and the Subsidiaries' past practices.

               (b) Each of the Seller and the Purchaser shall make timely and irrevocable elections under Section 338(h)(10) of the Code and, if permissible, similar elections under any applicable state or local income tax laws with respect to the Companies (the "Elections"). Each of the Seller and the Purchaser shall report the transaction consistent with the Elections and shall take no position contrary thereto unless and to the extent required to do so pursuant to a determination (as defined in Section 1313(a) of the Code). Each of the Seller and the Purchaser shall cause any and all forms necessary to effectuate such elections (the "Section 338 Forms") to be duly executed by an authorized person and shall duly and timely file such forms in accordance with applicable tax laws and the terms of this Agreement.

               (c) Each of Seller and Purchaser will reflect the Allocation (as defined in Section 4.1(j)) in all applicable tax returns filed by any of them, including the Section 338 Forms. Each of Seller and Purchaser shall not take a position inconsistent with such allocation unless and to the extent required to do so pursuant to a determination (as defined in Section 1313(a) of the Code).

               3.7. Employees of the Companies. At the Closing, neither the Companies nor any of the Subsidiaries shall have any employees.

               3.8. Divestiture of Certain Assets and Subsidiaries. The Companies shall transfer the assets and capital stock of the corporations listed on Schedule 3.8-1 to the Seller or any affiliate thereof on or before the Closing Date (the "Divested Assets") and the Seller or any affiliate thereof shall assume the liabilities of the Companies listed on Schedule 3.8-2 on or before the Closing Date (the "Assumed Liabilities"). The Purchaser hereby waives any right or claim to the Divested Assets.

               3.9. Put Right. (a) Subject to the conditions set forth in paragraph (b), at any time in the period between the Closing Date and the third anniversary of the Closing Date (the "Exercise Period"), the Purchaser shall have the right (the "Put Right") on one occasion, in its sole discretion, to require the Seller, or a Person designated by the Seller, to purchase from the Purchaser all, but not less than all, of all of the Purchaser's right, title and interest in the shares of capital stock of Tuscarora Energy Corp. ("TEC"), currently owned by GEI (the "TEC Shares"), at a price of $18,900,000 (the "Put Price"), as adjusted in accordance with the next succeeding sentence. The Put Price shall be (i) reduced by the sum of (A) the amount of all cash distributions of any type received by TEC from Lockport from the Closing Date to the Put Closing Date (as defined below), plus (B) the fair market value of all non-cash distributions of any type received by TEC from Lockport from the Closing Date to the Put Closing Date, plus (C) the amount of all payments from the Seller to any Indemnified Person (as defined in Section 5.3) pursuant to
Section 5.1 from the Closing Date to the Put Closing Date, to the extent such payments under this subclause (C) arise from, are by reason of, or are in connection with, breaches of representations and warranties or covenants of the Seller herein relating to Lockport or TEC and (ii) increased by the amount of any capital contribution made to Lockport by TEC from the Closing Date to the Put Closing Date, provided that the aggregate increases in the Put Price due to capital contributions shall not be greater than the aggregate distributions previously received after the Closing Date by TEC from Lockport. Notwithstanding the foregoing, in no event shall the Put Price be greater than $18,900,000.

               (b) It shall be a condition precedent to the Purchaser's right to exercise the Put Right that on the date of exercise of the Put Right and on the Put Closing Date (as defined in paragraph (c)), TEC owns all of the assets it owns as of the Closing Date.

               (c) If the Purchaser wishes to exercise the Put Right, it shall give the Seller written notice thereof within the Exercise Period (the "Exercise Notice") together with a certificate of its Chief Financial Officer, in form and substance reasonably satisfactory to the Seller, (i) certifying the amounts, if any, either (x) received on or before the date of such notice by TEC or any Indemnified Person as described in subclauses (i)(A), (B) and (C) in paragraph
(a) or (y) contributed by TEC to Lockport as described in clause (ii) in paragraph (a), and (ii) stating that the conditions set forth in paragraph (b) have been satisfied as of the date of such certificate (the "Exercise Notice Certificate"). The purchase and sale of the TEC Shares shall be consummated within 20 business days following the receipt by Seller of the Exercise Notice (the "Put Closing Date").

               (d) In order to confirm the information set forth in the Exercise Notice Certificate, between the date of the receipt of the Exercise Notice by Seller and the Put Closing Date, the Purchaser shall, and shall cause TEC and, to the extent within Purchaser's control, Lockport, to permit the Seller and its agents and representatives to have access to the Purchaser, TEC and Lockport, and each of their respective officers, auditors, books and records, upon reasonable notice and during normal business hours. All information so furnished to the Seller shall be held in strict confidence by the Seller.

               (e) On the Put Closing Date, the Purchaser shall (i) provide a certificate of the Chief Financial Official, in form and substance reasonably satisfactory to the Seller, stating that the information set forth in the Exercise Notice Certificate is true and correct as if provided on and as of the Put Closing Date and (ii) convey to the Seller ownership of all of the TEC shares, free and clear of all Claims (other than Claims which exist at the time of the Closing). Contemporaneously with such provision and conveyance, the Seller shall deliver the adjusted Put Price by wire transfer of immediately available funds to the Purchaser.

               3.10. Corporate Name Change. Within 30 days after the Closing Date, the Purchaser shall cause the name of GEI to be changed to a name that does not include "Gas Energy Inc." or any name similar thereto.

                                   ARTICLE IV

                               CLOSING CONDITIONS

               4.1. Conditions of Obligations of the Purchaser. The obligations of the Purchaser to perform this Agreement are subject to the satisfaction, at or prior to the Closing, of the following conditions, unless waived by the
Purchaser:

               (a) Representations and Warranties. The representations and warranties of the Seller contained herein shall be true and correct in all material respects as of the date hereof and as of the Closing Date as if made on and as of the Closing Date, and each of the Seller and the Companies shall have performed and complied with all covenants and agreements required to be performed or complied with by it on or prior to the Closing Date.

               (b) Certificates. The Purchaser shall have received certificates of the President or any Vice President of each of the Seller and the Companies confirming the matters set forth in Section 4.1(a), in form and substance reasonably satisfactory to the Purchaser.

               (c) Consents and Waivers. The Purchaser shall have received copies of all duly executed and delivered waivers and consents contemplated by
Section 2.2(d) and Schedule 2.2(d)-1, all in form and substance reasonably satisfactory to the Purchaser, provided that, if the Seller shall fail to receive the waiver of TBG Cogen Partners' termination right pursuant to the BFM Fuel Management Agreement (as defined in Schedule 2.2(k)-1) or the consent of Grumman Aerospace Corporation under Section 17.9 of the Grumman Energy Purchase Agreement (as defined in Schedule 2.2(d)-1) by the time the parties are otherwise prepared to close, the Seller shall cause this condition (c) with respect to such termination or consent right to be satisfied by causing all of the capital stock of Bethpage Fuel Management Inc. to be distributed to the Seller, in which case (x) the Purchase Price shall be permanently reduced by $6,000,000 (without duplication of any reduction under Section 4.2(c)) and (y) Bethpage Fuel Management Inc. shall thereby be deemed to be a Divested Asset for all purposes of this Agreement, provided that, in no event shall there be any reduction in the Purchase Price under this Section 4.1(c) in the event of any reduction in the Purchase Price under Sections 4.1(i) and 4.2(h). The Seller shall have obtained, or cause to have been obtained, a waiver or cure of the defaults described under item 1 on Schedule 2.2(k)-2. Any applicable waiting period under the HSR Act relating to the transactions contemplated hereby shall have expired or been duly terminated.

               (d) Opinions of Counsel. The Purchaser shall have received the opinions, dated the Closing Date, of each of Cullen and Dykman and Howard, Darby & Levin, counsel to the Seller and the Companies, in substantially the forms of Exhibits B-1 and B-2 (with respect to the opinions of Cullen and Dykman) and Exhibit B-3 (with respect to the opinion of Howard, Darby & Levin).

               (e) Joint Litigants' Agreement. The Seller shall have entered into the Joint Litigants' Agreement.

               (f) Share Certificates and Corporate Records. The Purchaser shall have received certificates representing the Shares, together with stock powers duly endorsed for transfer to the Purchaser, and the complete share ledgers, minute books and similar corporate records of each of the Companies and the Subsidiaries.

               (g) Legal Bar. No injunction or orders issued by a court of competent jurisdiction that prohibits the consummation of the transactions contemplated herein shall be in effect.

               (h) Resignations. Each of the current directors and officers of the Companies and the Subsidiaries shall have resigned effective no later than the Closing Date.

               (i) Amendment of TBG Balancing Agreement. The transportation arrangements associated with TBG Cogen Partners shall have been amended to conform with the assumptions in the pro forma projections previously provided to the Purchaser by the Companies, provided that in the event such arrangements have not been so conformed by the time the parties are otherwise prepared to close, the Seller shall cause this condition (i) to be satisfied by giving written notice of such failure to the Purchaser, in which case the Purchase Price shall be permanently reduced by $2,150,000 (without duplication of any reduction under Section 4.2(h)). The condition set forth in the preceding sentence shall be deemed to have been satisfied, and there shall be no reduction in the Purchase Price under this Section 4.1(i), in the event of any reduction in the Purchase Price under Sections 4.1(c) and 4.2(c).

               (j) Allocation. Each of Seller and Purchaser shall have agreed to an allocation of the Aggregate Deemed Sale Price (as defined under applicable Treasury Regulations promulgated pursuant to the Code) of the assets of the Company (the "Allocation").

               (k) Agreements. Purchaser shall have received a certified copy of each of the agreements set forth in Schedule 2.2(k)-1, certified as true and correct by an officer of GEI.

               4.2. Conditions of Obligations of the Seller. The obligations of the Seller to perform this Agreement are subject to the satisfaction, at or prior to the Closing, of the following conditions, unless waived by the Seller:

               (a) Representations and Warranties. The representations and warranties of the Purchaser and the Guarantor contained herein shall be true and correct in all material respects as of the date hereof and as of the Closing Date as if made on and as of the Closing Date, and each of the Purchaser and the Guarantor shall have performed and complied with all covenants and agreements required to be performed or complied with by it on or prior to the Closing Date.

               (b) Certificate. The Seller shall have received a certificate of the President or any Vice President of each of the Purchaser and the Guarantor confirming the matters set forth in Section 4.2(a), in form and substance reasonably satisfactory to the Seller.

               (c) Consents and Waivers. The Seller shall have received copies of all duly executed and delivered waivers and consents contemplated by Section 2.2(d) and Schedule 2.2(d)-1, all in form and substance reasonably satisfactory to the Seller, provided that, if the Seller shall fail to receive the waiver of TBG Cogen Partners' termination right pursuant to the BFM Fuel Management Agreement or the consent of Grumman Aerospace Corporation under Section 17.9 of the Grumman Energy Purchase Agreement by the time the parties are otherwise prepared to close, the Seller shall cause this condition (c) with respect to such termination or consent right to be satisfied by causing all of the capital stock of Bethpage Fuel Management Inc. to be distributed to the Seller, in which case (x) the Purchase Price shall be permanently reduced by $6,000,000 (without duplication of any reduction under Section 4.1(c)) and (y) Bethpage Fuel Management Inc. shall thereby be deemed to be a Divested Asset for all purposes of this Agreement, provided that, in no event shall there be any reduction in the Purchase Price under this Section 4.2(c) in the event of any reduction in the Purchase Price under Sections 4.1(i) and 4.2(h). Any applicable waiting period under the HSR Act relating to the transactions contemplated hereby shall have expired or been duly terminated.

               (d) Opinion of Counsel. The Seller shall have received opinions, dated the Closing Date, of each of Joseph E. Ronan, Jr., Esq., General Counsel of the Guarantor, and Washburn, Briscoe & McCarthy, counsel to the Purchaser and the Guarantor, in substantially the forms of Exhibits C-1 and C-2, respectively.

               (e) Joint Litigants' Agreement. The Purchaser, the Guarantor, the Companies, Airport Cogen Corp. and Aviation Funding Corp. shall each have entered into the Joint Litigants' Agreement.

               (f) Purchase Price. The Seller shall have received the Purchase Price, as adjusted, in accordance with Section 1.2.

               (g) Legal Bar. No injunction or orders issued by a Court of competent jurisdiction that prohibits the consummation of the transactions contemplated herein shall be in effect.

               (h) Amendment of TBG Balancing Agreement. The transportation arrangements associated with TBG Cogen Partners shall have been amended to conform with the assumptions in the pro forma projections previously provided to the Purchaser by the Companies, provided that in the event such arrangements have not been so conformed by the time the parties are otherwise prepared to close, the Seller shall cause this condition (h) to be satisfied by giving written notice of such failure to the Purchaser, in which case the Purchase Price shall be permanently reduced by $2,150,000 (without duplication of any reduction under Section 4.1(i)). The condition set forth in the preceding sentence shall be deemed to have been satisfied, and there shall be no reduction in the Purchase Price under this Section 4.2 (h), in the event of any reduction in the Purchase Price under Sections 4.1(c) and 4.2(c).

               (i) Allocation. Each of the Seller and the Purchaser shall have agreed to the Allocation.

                                    ARTICLE V

                                    INDEMNITY

               5.1. General. (a) The Seller indemnifies and holds harmless the Purchaser and its affiliates and its former, present and future directors, officers, employees and other agents and representatives from and against any and all liabilities, judgments, claims, settlements, losses, damages, fees, liens, taxes, penalties, obligations and expenses incurred or suffered by any such Person directly or indirectly arising from, by reason of, or in connection with, (i) any misrepresentation or breach of any representation or warranty of the Seller contained in Section 2.1 and 2.2, (ii) any breach by Seller of any of its covenants or agreements in this Agreement, (iii) the Divested Assets and Assumed Liabilities and (iv) the litigation and disputes listed on Schedule 2.2(l)-1, other than the NYSEG Litigation and the Lilco Litigation (as such terms are defined in Schedule 2.2(l)-1).

               (b) Each of the Purchaser and the Guarantor, jointly and severally, indemnifies and holds harmless the Seller and its affiliates and its former, present and future directors, officers, employees and other agents and representatives from and against any and all liabilities, judgments, claims, settlements, losses, damages, fees, liens, taxes, penalties, obligations and expenses incurred or suffered by any such Person directly or indirectly arising from, by reason of, or in connection with (i) any misrepresentation or breach of any representation or warranty of the Purchaser or the Guarantor contained in
Section 2.3 or (ii) any breach by Purchaser or the Guarantor of any of its covenants or agreements in this Agreement.

               (c) An Indemnifying Party (as defined in Section 5.3) under this
Section 5.1 shall be entitled to participate in and, if (i) in the judgment of the Indemnified Party (as defined in Section 5.3) such claim can properly be resolved by money damages alone and the Indemnifying Party has the financial resources to pay such damages and (ii) the Indemnifying Party admits that this indemnity fully covers the claim or litigation, the Indemnifying Party shall be entitled to direct the defense of any claim at its expense, but such defense shall be conducted by legal counsel reasonably satisfactory to the Indemnified Party. An Indemnified Party shall not make any settlement of any claim or litigation under this Section 5.1 without the written consent of the Indemnifying Party.

               (d) No Indemnified Party will seek indemnification under this
Section 5.1, except in connection with any breach by the Seller of its covenant in the proviso to Section 3.2(b), until the date on which all unreimbursed claims by such party under this Section 5.1 exceed $750,000 in the aggregate, in which case the Indemnified Party shall be entitled to indemnity for the full amount of all of its claims.

               5.2. KIAC Construction Disputes. (a) From and after the Closing Date, the Seller shall indemnify and hold harmless the Purchaser and the Guarantor (without duplication) from and against (i) any and all liabilities, judgments, claims, settlements, losses, damages, fees, liens, penalties, obligations and expenses incurred or suffered by the Purchaser, GEI, Airport Cogen Corp. ("ACC") or Aviation Funding Corp. ("AFC") and (ii) 50% of any and all liabilities, judgments, settlements, losses, damages, fees, liens, penalties, obligations and expenses incurred or suffered by KIAC Partners ("KIAC") or EnergyPro Construction Partners ("EnergyPro"), in each case arising out of any claim or dispute (each such claim or dispute, a "KIAC Construction Claim" and, collectively, the "KIAC Construction Claims") relating to any of the agreements listed on Schedule 5.2(a) as in effect on the date hereof (each such agreement, a "KIAC Construction Agreement" and, collectively, the "KIAC Construction Agreements").

               (b) Notwithstanding the proviso in Section 1.2(b)(i) and the proviso in Section 3.2(b), from and after the date hereof, the Seller shall be entitled to the benefit of and, prior to the Closing Date, may cause the distribution of (without duplication), (i) all judgments, settlements, damages, fees, penalties, expenses or awards realized by the Purchaser, GEI, ACC or AFC and (ii) 50% of any judgments, settlements, damages, fees, penalties, expenses or awards realized by KIAC or EnergyPro, in each case on account of any claims made by any such Person relating to the KIAC Construction Agreements, and from and after the Closing Date, the Purchaser shall pay or cause to be paid to Seller all of the amounts set forth in the foregoing clauses (i) and (ii).

               (c) As between the Seller and the Purchaser, the Seller shall assume and direct the defense of all KIAC Construction Claims and the prosecution of any claims referred to in paragraph (b) above, in each case with Kalkines, Arky, Zall & Bernstein LLP, counsel to KIAC and EnergyPro, or any successor law firm selected or approved by the Seller in its sole discretion. Except for the fees and disbursements of counsel selected under the immediately preceding sentence, the Seller shall not be liable to the Purchaser under this
Section 5.2 for any legal expenses incurred by the Purchaser, GEI, ACC, AFC,

KIAC or EnergyPro in connection with the KIAC Construction Claims or any claims referred to in paragraph (b) above.

               (d) As a condition to the Purchaser's entitlement to indemnification pursuant to this Section 5.2, the Purchaser shall cooperate with the Seller, shall cause each of GEI, ACC and AFC to cooperate with the Seller, and shall use all commercially reasonable efforts to cause each of KIAC and EnergyPro to cooperate with the Seller, in each case in all matters relating to the KIAC Construction Claims and any claims under paragraph (b) above. Such cooperation shall include the retention and, upon the Seller's reasonable request, the provision to the Seller of, records and information which are relevant to any such claims, and making employees available, upon the Seller's reasonable request, to provide additional information and explanation of any records and information provided hereunder. The Purchaser shall not admit to any liability with respect to, or settle, compromise or discharge, any such claims, without the Seller's prior written consent. The Purchaser shall prevent each of GEI, ACC and AFC from admitting to any liability with respect to, or settling, compromising or discharging, any such claim, and shall use all commercially reasonable efforts to prevent each of KIAC and EnergyPro from doing the same, in each case without the Seller's prior written consent. The Purchaser shall, with respect to any such claims, agree to any settlement, compromise or discharge, shall cause each of GEI, ACC and AFC to agree to any settlement, compromise or discharge, and shall use all commercially reasonable efforts to cause KIAC and EnergyPro to agree to any settlement, compromise or discharge, in each case which the Seller may recommend and which by its terms obligates the Seller to pay the full amount of the liability in connection therewith.

               5.3. Notices. In case any claim or litigation which might give rise to any obligation of a party under this Article V (each an "Indemnifying Party") shall come to the attention of the party seeking indemnification hereunder (the "Indemnified Party"), the Indemnified Party shall promptly notify the Indemnifying Party in writing of the existence and amount thereof. The Indemnifying Party shall promptly notify the Indemnified Party in writing if it accepts such claim or litigation as being within its indemnification obligations under this Article V. Such response shall be delivered no later than 30 days after the initial notification from the Indemnified Party; provided that, if the Indemnifying Party reasonably cannot respond to such notice within 30 days, the Indemnifying Party shall respond to the Indemnified Party as soon thereafter as reasonably possible.

               5.4. Insurance and Tax Benefits. The amount of any claim by an Indemnified Party for indemnification pursuant to this Article V shall be computed net of insurance proceeds and tax benefits received by such Indemnified Party on account of such claim.


                                   ARTICLE VI

                                  MISCELLANEOUS

               6.1. Entire Agreement. This Agreement and the Schedules and Exhibits contain the entire agreement among the parties with respect to the transactions contemplated by this Agreement and, except for the Confidentiality Agreement (which shall remain in full force and effect in accordance with its terms), supersede all prior agreements or understandings among the parties.

               6.2. Aggregate Liability. The aggregate liability of the Seller under Article V or for any claim for any breach or violation of any provision of this Agreement shall not exceed (i) the Purchase Price (as adjusted pursuant to Sections 1.2, 4.1 and 4.2) minus (ii) the Put Price, if any, paid by the Seller or the Seller's designee upon the exercise of the Put Right.

               6.3. Termination. (a) This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the
Closing:

                      (i) by the mutual written consent of the Seller, the Companies, the Purchaser and the Guarantor;

                      (ii) by the Purchaser at any time after December 31, 1997 if any of the conditions provided for in Section 4.1 shall not have been waived in writing by the Purchaser or fully satisfied prior to such date;

                      (iii) by the Seller at any time after December 31, 1997 if any of the conditions provided for in Section 4.2 shall not have been waived in writing by the Seller or fully satisfied prior to such date;

                      (iv) by the Seller in the event of a material violation or breach by the Purchaser or the Guarantor of its agreements, representations or warranties contained in this Agreement that has rendered the satisfaction of any condition to the obligations of the Seller impossible and the Seller is not in material violation or breach of its agreements, representations or warranties contained in this Agreement; or

                      (v) by the Purchaser or the Guarantor in the event of a material violation or breach by the Seller or either of the Companies of their agreements, representations or warranties contained in this Agreement that has rendered the satisfaction of any condition to the obligations of the Purchaser impossible and the Purchaser is not in material violation or breach of its agreements, representations or warranties contained in this Agreement.

               (b) In the event of termination and abandonment by the Seller or the Purchaser, or both, pursuant to this Section 6.3, written notice thereof shall forthwith be given to the other party and this Agreement shall terminate and be abandoned without further action by Purchaser or the Seller, except that the obligations of the parties under Section 3.1 and the last sentence of
Section 3.4 shall survive. If this Agreement is terminated as provided herein:

                      (i) each party will redeliver all documents, work papers and other material of any other party relating to the transactions contemplated hereby, whether obtained before or after the execution hereof, to the party furnishing the same; and

                      (ii) no party hereto shall have any liability or further obligation to the other parties to this Agreement, except as provided in Section
3.1 and the last sentence of Section 3.4, and except for such legal and equitable rights and remedies that any party may have by reason of any breach or violation of this Agreement by any party.

               6.4. Descriptive Headings; Certain Interpretations. (a) Descriptive headings are for convenience only and shall not control or affect the meaning or construction of any provision of this Agreement.

               (b) Except as otherwise expressly provided in this Agreement, the following rules of interpretation apply to this Agreement: (i) the singular includes the plural and the plural includes the singular; (ii) "or" and "either" are not exclusive and "include" and "including" are not limiting; (iii) a reference to any agreement or other contract includes schedules and exhibits thereto and permitted supplements and amendments thereof; (iv) a reference to a law includes any amendment or modification to such law and any rules or regulations issued thereunder; (v) a reference to a Person includes its permitted successors and assigns; (vi) a reference to generally accepted accounting principles refers to generally accepted accounting principles of the United States; (vii) the phrase "to the knowledge of," when used in respect of the Seller, shall be deemed to mean the actual knowledge of any of the Chief Executive Officer or Chief Financial Officer of the Seller or the Chief Executive Officer, the Vice President and Treasurer or the Vice President-Project Development of GEI, after reasonable inquiry into the matters pertaining to such phrase; and (viii) a reference in this Agreement to an Article, Section, Exhibit or Schedule is to the Article, Section, Exhibit or Schedule of this Agreement.

               (c) Matters disclosed by the Seller and the Companies to the Purchaser or the Guarantor pursuant to any Section or Schedule of this Agreement shall be deemed to be disclosed with respect to all Sections and Schedules of this Agreement.

               6.5. Notices. All notices, requests and other communications to any party hereunder shall be in writing and sufficient if delivered personally or sent by telecopy (with confirmation of receipt) or by registered or certified mail, postage prepaid, return receipt requested, addressed as follows:

If to the Purchaser, to:

               Calpine Eastern Corporation
               50 West San Fernando Street
               San Jose, California 95113
               Telephone:  (408) 995-5115
               Telecopy:    (408) 995-0505
               Attention:    Ron A. Walter and
                                                  Joseph E. Ronan, Jr., Esq.

with a copy to:

               Washburn, Briscoe & McCarthy
               55 Francisco Street, Suite 600
               San Francisco, California 94133
               Telephone:  (415) 421-3200
               Telecopy:    (415) 421-5044
               Attention:    David C. Spielberg, Esq.

If to the Guarantor, to:

               Calpine Corporation
               50 West San Fernando Street
               San Jose, California 95113
               Telephone:  (408) 995-5115
               Telecopy:    (408) 995-0505
               Attention:    Ron A. Walter and
                                                  Joseph E. Ronan, Jr., Esq.

with a copy to:

               Washburn, Briscoe & McCarthy
               55 Francisco Street, Suite 600
               San Francisco, California 94133
               Telephone:  (415) 421-3200
               Telecopy:    (415) 421-5044
               Attention:    David C. Spielberg, Esq.

If to the Seller, to:

               The Brooklyn Union Gas Company
               One MetroTech Center
               Brooklyn, New York 11201
               Telephone: (718) 403-2858
               Telecopy:  (718) 858-6431
               Attention:  Mr. Theodore Spar

with a copy to:

               Howard, Darby & Levin
               1330 Avenue of the Americas
               New York, New York 10019
               Telephone: (212) 841-1075
               Telecopy:  (212) 841-1010
               Attention:  William R. Collins, Esq.

and

               Cullen and Dykman
               177 Montague Street
               Brooklyn, New York 11201
               Telephone: (718) 780-0053
               Telecopy:  (718) 855-4282
               Attention:  Steven L. Zelkowitz, Esq.

If to the Companies, to:

               Gas Energy Inc.
               Gas Energy Cogeneration Inc.
               111 Livingston Street
               Brooklyn, New York 11201
               Telephone: (718) 403-2624
               Telecopy:  (718) 797-4705
               Attention:  Mr. David S. Milne, Jr.

with a copy to:

               Howard, Darby & Levin
               1330 Avenue of the Americas
               New York, New York 10019
               Telephone: (212) 841-1075
               Telecopy:  (212) 841-1010
               Attention:  William R. Collins, Esq.

and

               Cullen and Dykman
               177 Montague Street
               Brooklyn, New York 11201
               Telephone: (718) 780-0053
               Telecopy:  (718) 855-4282
               Attention:  Steven L. Zelkowitz, Esq.

or to such other address or telecopy number as the party to whom notice is to be given may have furnished to the other parties in writing in accordance herewith. Each such notice, request or communication shall be effective when received or, if given by mail, when delivered at the address specified in this

Section 6.5 or on the fifth business day following the date on which such communication is posted, whichever occurs first.

               6.6. Counterparts. This Agreement may be executed in any number of counterparts, and each such counterpart hereof shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement.

               6.7. Survival. All representations and warranties of the Seller in Sections 2.1 and 2.2 (except Section 2.1(a), Section 2.1(c) (as to the Seller's power and authority to transfer title to the Shares), the last sentence of Section 2.2(a)(ii), and Section 2.2(g)), and of the Purchaser and the Guarantor contained in Section 2.3, shall each survive the Closing and terminate and expire on the date that is 18 months after the Closing Date. The representations and warranties of the Seller in Section 2.1(a), Section 2.1(c) (as to the Seller's power and authority to transfer title to the Shares) and the last sentence of Section 2.2(a)(ii) shall survive the Closing indefinitely. The representations and warranties of the Seller in Section 2.2(g) shall survive the Closing and terminate and expire at the end of the applicable statute of limitations. The indemnification and reimbursement obligations under Section 5.1 (and related obligations under Sections 5.3 and 5.4) shall survive the Closing and expire on the date that is 18 months after the Closing Date, except with respect to (x) indemnification claims relating to Section 2.1(a), Section 2.1(c) (as to the Seller's power and authority to transfer title to the Shares) and the last sentence of Section 2.2(a)(ii), which shall survive the Closing indefinitely, and Section 2.2(g), which shall survive the Closing and expire at the end of the applicable statute of limitations, and (y) any claims for, or any claims that may result in, any liability, judgment, claim, settlement, loss, damage, fee, lien, tax, penalty, obligation or expense for which indemnity may be sought hereunder of which the Indemnifying Party has received written notice from the Indemnified Party on or before such expiration date. All agreements and covenants of the parties in Sections 3.1, 3.3, 3.5, 3.6, 3.7, 3.8, 3.9, 3.10,
5.2 (and related obligations under Sections 5.3 and 5.4), 6.1, 6.2, 6.4, 6.5, this 6.7, 6.8, 6.9, 6.10, 6.11, 6.12 and 6.13 shall survive the Closing until such agreements and covenants are paid, performed or discharged in full. All other representations and warranties, agreements and covenants of the parties contained herein shall terminate and expire upon the Closing and be of no further force or effect thereafter, and after the Closing, no party shall have any liability to any other party with respect thereto.

               6.8. Benefits of Agreement. All of the terms and provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. This Agreement is for the sole benefit of the parties hereto and not for the benefit of any third party.


               6.9. Amendments and Waivers. No modification, amendment or waiver, of any provision of, or consent required by, this Agreement, nor any consent to any departure herefrom, shall be effective unless it is in writing and signed by the parties hereto. Such modification, amendment, waiver or consent shall be effective only in the specific instance and for the purpose for which given.

               6.10. Assignment. This Agreement and the rights and obligations hereunder shall not be assignable or transferable by either party hereto without the prior written consent of the other parties hereto, provided that the Seller may assign all or part of its rights and obligations hereunder to any Person owning all of the outstanding capital stock of the Seller.

               6.11. Guarantee. The Guarantor hereby unconditionally and irrevocably guarantees the full payment and performance of all obligations of the Purchaser under this Agreement.

               6.12. GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES.

               6.13. CONSENT TO JURISDICTION. EACH OF THE PURCHASER AND THE GUARANTOR HEREBY SUBMITS TO THE NONEXCLUSIVE JURISDICTION OF THE UNITED STATES DISTRICT COURT FOR THE EASTERN DISTRICT OF NEW YORK AND OF ANY NEW YORK STATE COURT SITTING IN NEW YORK CITY FOR PURPOSES OF ALL LEGAL PROCEEDINGS ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE JOINT LITIGANTS' AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH OF THE PURCHASER AND THE GUARANTOR IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF THE VENUE OF ANY SUCH PROCEEDING BROUGHT IN SUCH A COURT AND ANY CLAIM THAT ANY SUCH PROCEEDING BROUGHT IN SUCH A COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM. EACH OF THE PURCHASER AND THE GUARANTOR HEREBY APPOINTS CT CORPORATION SYSTEM (THE "AGENT"), AT THE AGENT'S OFFICES AT 1633 BROADWAY, 23RD FLOOR, NEW YORK, NEW YORK 10019, OR ITS OFFICE AT SUCH OTHER ADDRESS IN NEW YORK, NEW YORK, AS IS HEREAFTER FURNISHED TO THE SELLER, AS ITS AGENT TO ACCEPT AND ACKNOWLEDGE ON

ITS BEHALF SERVICE OF ANY AND ALL PROCESS THAT MAY BE SERVED IN ANY SUCH LEGAL PROCEEDING. ANY AND ALL SERVICE OF PROCESS AND ANY OTHER NOTICE IN ANY SUCH PROCEEDING SHALL BE EFFECTIVE AGAINST THE PURCHASER AND THE GUARANTOR IF GIVEN PERSONALLY OR BY REGISTERED OR CERTIFIED MAIL, RETURN RECEIPT REQUESTED, OR BY ANY OTHER MEANS OF MAIL THAT REQUIRES A SIGNED RECEIPT, POSTAGE PREPAID, MAILED TO THE PURCHASER AND THE GUARANTOR OR BY PERSONAL SERVICE ON THE AGENT, WITH A COPY OF SUCH PROCESS MAILED TO THE PURCHASER AND THE GUARANTOR BY FIRST CLASS MAIL OR REGISTERED OR CERTIFIED MAIL, RETURN RECEIPT REQUESTED, POSTAGE PREPAID. NOTHING HEREIN SHALL BE DEEMED TO AFFECT THE RIGHT OF THE SELLER TO SERVE PROCESS IN ANY MANNER PERMITTED BY LAW OR TO COMMENCE LEGAL PROCEEDINGS OR OTHERWISE PROCEED AGAINST THE PURCHASER AND THE GUARANTOR IN ANY JURISDICTION OTHER THAN THE STATE OF NEW YORK.

               IN WITNESS WHEREOF, each of the parties has caused this Agreement to be duly executed and delivered as of the day and year first above written.

                               GAS ENERGY INC.



                               By:__________________________________
                                    Name:
                                    Title:

                               GAS ENERGY COGENERATION INC.



                               By:__________________________________
                                    Name:
                                    Title:

                               THE BROOKLYN UNION GAS COMPANY



                               By:__________________________________
                                    Name:
                                    Title:

                               CALPINE EASTERN CORPORATION


                               By:___________________________________
                                   Name:
                                   Title:

                               CALPINE CORPORATION


                               By:___________________________________
                                   Name:
                                   Title: